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                                                                     Exhibit 3.2

                              CERTIFICATE OF AMENDMENT

                                          OF

                        RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                                    TELETRAC, INC.

                            Pursuant to Section 242 of the
                   General Corporation Law of the State of Delaware


         The undersigned, being the elected Vice President and Secretary of TELETRAC INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         FIRST:  that the name of the corporation is Teletrac, Inc.

         SECOND: that Article FOURTH, Section A, of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

         "FOURTH.
                                I.  AUTHORIZED SHARES

              The total number of shares of capital stock which the Corporation has authority to issue is nine hundred fifty-eight thousand eight hundred eighty-eight (958,888) shares, consisting of:

              (1) five hundred seven thousand nine hundred and thirty-four (507,934) shares of Class A Common Stock, one cent par value ($0.01) per share (the "Class A Common");

              (2) seventy thousand (70,000) shares of Class B Common Stock, one cent par value ($0.01) per share (the "Class B Common");

              (3) one hundred ninety thousand four hundred seventy-seven (190,477) shares of Series A Redeemable Convertible Participating Preferred Stock, one cent par value ($0.01) per share ("Series A Preferred Stock"); and

              (4) one hundred ninety thousand four hundred seventy-seven (190,477) shares of Preferred Stock, one cent par value ($0.01) per share, with such designations, rights,


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    preferences and privileges and such qualifications, limitations and restrictions as the Board of Directors shall determine from time to time pursuant to Subpart IIA hereof ("Undesignated Preferred Stock").

              The Class A Common and the Class B Common are hereafter
    collectively referred to as the "Common Stock."   The Series A Preferred
    Stock and the Undesignated Preferred Stock are hereafter collectively referred to as the "Preferred Stock."

                                 II.  PREFERRED STOCK

         A. UNDESIGNATED PREFERRED STOCK. The Undesignated Preferred Stock may be issued from time to time in one or more series of any number of shares pursuant to Section 4(k) of Subpart IIB hereof, provided that the aggregate number of shares issued and not canceled of any and all such series, together with the aggregate number of shares of Series A Preferred Stock then outstanding, shall not exceed 190,477 shares. Subject to the foregoing, the Board of Directors of the Corporation is hereby authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding.

         B.   SERIES A REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK.
The relative rights, preferences, restrictions and other matters relating to the Series A Preferred Stock are as follows:

         1.     DIVIDENDS.

              (a) The holders of the Series A Preferred Stock shall be entitled to receive cumulative, compounding dividends ("Cumulative Dividends") at a rate per annum of fifteen percent (15%) or $25.9875 per share. Such dividends shall accrue on a daily basis, shall be cumulative from the date of original issue and shall be payable out of funds legally available therefor, when and as declared by the Board of Directors and, in any event, upon redemption of the Series A Preferred Stock or any liquidation of the Corporation. Each such Cumulative Dividend shall be paid to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register on the applicable record date, and in the event that Cumulative Dividends are



                                          2
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    not paid as of any calendar year end, such dividends shall thereafter compound and accrue additional Cumulative Dividends at the applicable dividend rate.

              (b) For so long as any shares of Series A Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment on any shares of any other class or classes of stock of the Corporation or any series thereof (other than the other series of Preferred Stock, if any), nor shall any shares of capital stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (i) by conversion into or exchange for shares of the Corporation ranking junior to the Preferred Stock as to dividends and upon liquidation, (ii) for conversion of any series of Preferred Stock to another series of Preferred Stock and (iii) for repurchases of shares of Common Stock by the Corporation under employee stock plans and programs approved by the Board of Directors), provided that the repurchase price does not exceed the lesser of (i) the purchase price paid to the Company for such shares and (ii) the fair market value of such shares at the time of such repurchase (as determined by the Board of Directors in its sole discretion).

              (c) In addition, the holders of the Series A Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends (other than dividends paid in additional shares of Common Stock or the Special Dividend (as defined below)) at the same rate as dividends are paid with respect to the Common Stock (treating each share of Series A Preferred Stock as being equal to the maximum number of shares of Common Stock into which each such share of Series A Preferred Stock could then be converted pursuant to the provisions of Section 4 hereof).


              (d)  In addition to the Cumulative Dividends provided for in this
    Section 1 and notwithstanding anything to the contrary set forth in this
    Section 1, a dividend may be declared by the Board of Directors of the Corporation on the Series A Preferred Stock, each other series of Preferred Stock (if any), and the Common Stock with respect to all or any portions of the net proceeds received by the Corporation in connection with a spinoff or sale, in whole or in part, of assets of the Corporation which constitute a separate business unit or operation (a "Special Dividend"). Such Special Dividend shall be first paid in the ratio of



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    1.7325 to 1.00 on each share of the Preferred Stock (unless otherwise provided under the terms of any other series of Preferred Stock) and the Common Stock, respectively, until such time as an aggregate of $173.25 shall have been paid on each share of Preferred Stock (unless otherwise provided under the terms of any other series of Preferred Stock), and thereafter any remaining balance of the proceeds of the Special Dividend shall be paid ratably to the holders of Common Stock and the holders of Preferred Stock, treating each share of Series A Preferred Stock as being equal to the maximum number of shares of Common Stock into which such share of Series A Preferred Stock could then be converted pursuant to the provisions of Section 4 hereof.

         2.   PREFERENCE ON LIQUIDATION.

              (a) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive in cash, on a PRO RATA basis with the holders of any other series of Preferred Stock (if any) in accordance with the terms thereof and prior and in preference to any distribution of any assets, capital, surplus or earnings of the Corporation to the holders of any other capital stock of the Corporation junior to the Preferred Stock, an amount equal to $173.25 per share for each share of Series A Preferred Stock then held by such holder (adjusted for any stock split, combination, consolidation, or stock distributions or stock dividends with respect to such shares) plus a sum equal to all Cumulative Dividends (whether or not earned or declared) on such shares of the Series A Preferred Stock to the date of final distribution (the "Liquidation Preference Amount"); PROVIDED, HOWEVER, that if upon any such liquidation, dissolution or winding up of the Corporation the holders of the outstanding shares of Series A Preferred Stock would receive more than the Liquidation Preference Amount if their shares were converted into Common Stock pursuant to the provisions of
    Section 4 hereof immediately prior to the record date for distributions in connection with such event, then the holders of the Series A Preferred Stock shall be entitled to receive, in lieu of the Liquidation Preference Amount, in cash, PRO RATA with the holders of any other series of Preferred Stock (if any) in accordance with the terms thereof and prior and in preference to any distribution of any assets, capital, surplus or earnings of the Corporation to the holders of any other capital stock of the Corporation, an amount equal to the ratable share of the assets and funds available for distribution to holders of Common Stock, with such distributions to be made as if each share of Preferred



                                          4
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    Stock had been converted into the maximum number of shares of Common Stock issuable upon the conversion of such share of Preferred Stock immediately prior to such event. If the assets and funds available for distribution among the holders of the Preferred Stock shall be insufficient to permit the payment to the holders of the Series A Preferred Stock of the full Liquidation Preference Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock (on an as-converted basis). The provisions of this Section 2 shall not in any way limit the right of the holders of Series A Preferred Stock to elect to convert their shares into Common Stock pursuant to Section 4 prior to or in connection with any such event.

              (b) The following shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2 (with each such event being referred to herein as a "Corporate Disposition") and the holders of Series A Preferred Stock shall be entitled to the application of the provisions of this Section 2 upon the occurrence of such Corporate Disposition UNLESS the holder or holders of not less than sixty-six and two-thirds percent (662/3%) of the outstanding shares of Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis) shall have elected the application of the provisions of Section 4(j) hereof: (i) a merger or consolidation of the Corporation with or into another corporation (with the result that less than a majority of the outstanding voting power of the surviving corporation is held by persons who were stockholders of the Corporation immediately prior to such event); (ii) the sale or transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries; or (iii) any purchase of shares of capital stock of the Corporation (either through a negotiated stock purchase or a tender for such shares) by a person or entity not affiliated with the Corporation or any of its stockholders, the effect of which is that such party beneficially owns at least a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately after such purchase. Notwithstanding anything to the contrary set forth in this Section 2, in the event of a Corporate Disposition on or before December 4, 1998, the holders of the Series A Preferred Stock shall be entitled to receive, in lieu of the Liquidation Preference Amount, in cash, PRO RATA with the holders of any other series of Preferred Stock (if any) in accordance with the terms thereof and prior and in preference to any distribution of assets, capital, surplus or earnings of the Corporation to the



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

    holders of any other capital stock of the Corporation, an amount equal to $259.88 per share of Series A Preferred Stock (adjusted for any stock split, combination, consolidation, or stock distributions or stock dividends with respect to such share), UNLESS the holder or holders of not less than sixty-six and two-thirds percent (662/3%) of the outstanding shares of Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis) expressly waive in writing the application of the provisions of this Section 2 in connection with such Corporate Disposition. The provisions of this Section 2 shall not in any way limit the rights of the holders of Series A Preferred Stock to elect the application of the provisions of Section 4(j) hereof in connection with a Corporate Disposition.

         3.   VOTING.

              (a) GENERAL. Except as otherwise expressly provided herein or as required by law, the holder of each share of Series A Preferred Stock shall be entitled to vote on all matters submitted to a stockholder vote or consent. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the maximum number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible in accordance with the provisions of Section 4 hereof at the record date for the determination of stockholders entitled to vote on such matter or, if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein (including without limitation the provisions of Section 6 hereof) or as required by law, the holders of shares of Preferred Stock and the Common Stock shall vote together as a single class on all matters.

              (b) BOARD OF DIRECTORS. The holders of the Preferred Stock shall be entitled to vote as a class (with all series of Preferred Stock voting together as a single class, on an as-converted basis) for the election of two (2) directors. The remainder of the directors shall be elected by the holders of the Preferred Stock and the Common Stock voting together as a single class. In any vote by the holders of the Preferred Stock, each share of Series A Preferred Stock shall be entitled to the number of votes determined as provided in Section 3(a).

         4. CONVERSION RIGHTS. The holders of Series A Preferred Stock shall have conversion rights as follows:

              (a) VOLUNTARY CONVERSION. At any time, each holder of shares of Series A Preferred Stock shall be entitled, without the payment of any additional consideration, to cause any or all outstanding shares of Series A Preferred Stock held by such holder to be converted into the number of fully-paid and nonassessable shares of Class A Common Stock which results from dividing the Conversion Price (as defined below) then in effect at the time of conversion into the Conversion Value of the Series A Preferred Stock, which shall be $173.25 per share. The "Conversion Price" shall be $173.25 per share of Common Stock, subject to adjustment from time to time as provided in this Section 4. If a holder of Series A Preferred Stock elects to convert under this Section 4(a), such holder shall deliver to the Corporation a written notice of conversion specifying (i) the number of shares of Series A Preferred Stock to be converted, (ii) the name or names in which such holder wishes the certificate or certificates for Common Stock and for any Series A Preferred Stock not to be so converted to be issued and (iii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

              (b) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock shall automatically be converted, without the payment of any additional consideration, into shares of Common Stock on the basis provided in Section 4(a) above (i) upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock of the Corporation to the public at an initial public offering price of not less than $354.38 per share (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) and resulting in gross proceeds of at least
    $30,000,000 (a "Qualified Public Offering"), or (ii) upon the written election of the holder or holders of not less than sixty-six and two-thirds percent (662/3%) percent of the outstanding Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis) made in connection with the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock of the Corporation to the public which does not constitute a Qualified Public Offering (a "Public Offering").





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

              (c) CONVERSION PROCEDURES. Any holder of Series A Preferred Stock converting such shares into shares of Common Stock, or whose shares are automatically converted pursuant to Section 4(b), shall surrender the certificate or certificates representing the Series A Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Series A Preferred Stock by the Corporation, or shall deliver an Affidavit of Loss with respect to such certificates. Upon surrender of a certificate representing Series A Preferred Stock for conversion, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing Series A Preferred Stock, only part of which are to be converted, the Corporation shall issue and send to such holder or such holder's designee, in the manner set forth in the preceding sentence, a new certificate or certificates representing the number of shares of Series A Preferred Stock which shall not have been converted. The issuance and delivery of certificates for Common Stock upon conversion of Series A Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

              (d) EFFECTIVE DATE OF CONVERSION. The issuance by the Corporation of shares of Common Stock upon a conversion of Series A Preferred Stock into shares of Common Stock at the option of the holder(s) thereof pursuant to Section 4(a) or by operation of Section 4(b) hereof shall be effective as of the surrender of the certificate or certificates for the Series A Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or delivery of an Affidavit of Loss with respect to such certificates. The issuance by the Corporation of shares of Common Stock upon a conversion of Series A Preferred Stock into Common Stock pursuant to Section 4(b) hereof upon a Qualified Public Offering or a Public Offering shall be



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    deemed to be effective immediately prior to the closing of such Qualified
    Public Offering or Public Offering. On and after the effective date of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock.

              (e) NO IMPAIRMENT. The Corporation shall not, by amendment of its charter documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the Series A Preferred Stock against impairment.


              (f) FRACTIONAL SHARES. The Corporation shall not be obligated to deliver to holders of Series A Preferred Stock any fractional share of Common Stock issuable upon any conversion of such Series A Preferred Stock, but in lieu thereof may make a cash payment for fair market value in respect thereof in any manner permitted by law.

              (g) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Series A Preferred Stock as herein provided, free from any preemptive rights or other obligations, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the Series A Preferred Stock then outstanding. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, excluding permits or authorizations relating to registration under Federal or state securities laws, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Series A Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Series A Preferred Stock then outstanding and convertible into shares of Class A Common Stock.

              (h) ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price in effect from time to time shall be subject to



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    adjustment from and after December 4, 1996 and through the effective date of the conversion of all of the then outstanding Series A Preferred Stock and regardless of whether any shares of Series A Preferred Stock are then issued and outstanding as follows:

                   (I) STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price shall, simultaneously with the happening of such dividend, subdivision or split, be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 4(h)(I) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

                   (II) SALE OF COMMON STOCK. In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury but excluding any shares of Common Stock issued (i) upon conversion of the Preferred Stock, or (ii) upon the exercise of Excluded Options (as defined in Section 4(h)(III) below)), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                        (A) the numerator of which shall be (i) the number of shares of Common Stock of all class-es outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exercise or exchange of any outstanding Preferred Stock, options, warrants, rights or convertible or exchangeable securities), plus
              (ii) the number of shares of Common Stock which the total aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

                        (B) the denominator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exercise or exchange of any outstanding Preferred Stock, options, warrants, rights or convertible or exchangeable securities), plus (ii) the number of such additional shares of Common Stock so issued.

                   (III) SALE OF OPTIONS, RIGHTS OR CONVERTIBLE SECURITIES. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock (other than (a) any options or warrants to purchase up to 68,457 shares of Common Stock granted to officers, directors, employees, consultants, advisors or agents of the Corporation granted or issued pursuant to employee stock option plans and programs approved by the compensation committee of the Corporation's Board of Directors,
         (b) any warrants for shares of Common Stock issued to a bank or other financial institution in connection with the Corporation's incurrence of up to $25,000,000 of senior debt on competitive terms approved by the Board of Directors, or (c) any warrants for shares of Common Stock issued to third party purchasers of up to $100 million of high yield debt issued by the Corporation on or before December 4, 1997 on competitive market terms approved by the Corporation's Board of Directors (collectively, the "Excluded Options")), or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible or exchangeable securities were exercised, converted or exchanged to the fullest extent permitted by their terms) less than the Conversion Price in effect immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities, the Conversion Price in effect immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                        (A) the numerator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible or exchangeable securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exercise or exchange of any outstanding Preferred Stock, options, warrants, rights or convertible securities), plus (ii) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible or exchangeable securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise, conversion or exchange thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price prior to adjustment, and

                        (B) the denominator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exercise or exchange of any outstanding Preferred Stock, options, warrants, rights or convertible or exchangeable securities), plus (ii) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible or exchangeable securities were exercised, converted or exchanged.

                   (IV) EXPIRATION OR CHANGE IN PRICE. If the consideration per share provided for in any options, warrants or rights to subscribe for shares of Common

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         Stock or any securities exchangeable for or convertible into shares of
         Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options, warrants rights or convertible or exchangeable securities provided for such changed consideration per share (determined as provided in Section 4(h)(III) hereof), at the time initially granted, issued or sold; PROVIDED, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion
         Price that would be in effect if such options, warrants, rights or convertible or exchangeable securities had not been issued. No adjustment of the Conversion Price shall be made under this Section 4 upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any options, warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible or exchangeable securities if an adjustment shall previously have been made upon the issuance of such options, warrants, rights or convertible or exchangeable securities. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the options, warrants, rights or convertible or exchangeable securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

              (i) OTHER ADJUSTMENTS. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a non-cash dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined), retained such securities receivable by them as aforesaid during such period.

              If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

              (j) MERGERS AND OTHER REORGANIZATIONS. If (x) at any time or from time to time there shall be (i) a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4), (ii) a merger or consolidation of the Corporation with or into another corporation (with the result that less than a majority of the outstanding voting power of the surviving corporation is held by persons who were stockholders of the Corporation immediately prior to such event) or (iii) the sale of all or substantially all of the Corporation's properties and assets to any other person and (y) the holders of sixty-six and two-thirds percent (662/3%) of the outstanding shares of Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis) expressly elect in writing to have the provisions of this Section 4(j), and not the provisions of Section 2, apply to such transaction, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which such holders would have been entitled upon such capital reorganization, merger, consolidation or sale had such holders converted their shares of Series A Preferred Stock into Common Stock immediately prior to such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 4 (including without limitation provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series A Preferred Stock. The provisions of this Section 4(j) shall not in any way limit the rights of the holders of Series A Preferred Stock under Section 2 hereof if an election to have this Section 4(j) apply to such transaction is not made by such holders.

              (k) EXCEPTIONS TO ADJUSTMENT OF CONVERSION PRICE. Notwithstanding anything herein to the contrary, in the event that (x) the Corporation completes an issuance of new securities (for purposes of this paragraph, the "New Securities") that results in an adjustment of the Conversion Price pursuant to Sections 4(h)(II) or 4(h)(III) and which the holders of Series A Preferred Stock had a right to purchase pursuant to
    Article IV of a certain Stockholders Agreement dated December 4, 1996 by and among the Corporation and certain of its stockholders (the "Stockholders Agreement") and (y) any holder of the Series A Preferred Stock does not purchase its pro rata share (as defined in Article IV of the Stockholders Agreement) of such New Securities, then such holder (a "Non-Participating Holder") shall not be entitled to the benefits of
    Section 4(h)(II) or Section 4(h)(III), as applicable, with respect to any adjustment to the Conversion Price resulting from that issuance or any future issuances of New Securities and all of such Non-Participating Holder's shares of Series A Preferred Stock shall immediately and automatically, without further action by such Non-Participating Holder, be converted on a share-for-share basis to a new series of Preferred Stock, which shall be identical in all respects to the Series A Preferred Stock except that (i) the Conversion Price of such new series of Preferred Stock shall be equal to the Conversion Price of the Series A Preferred Stock in effect immediately prior to the issuance of such New Securities and (ii) the terms of such new series of Preferred Stock shall not contain any provision for adjustment thereof similar to Sections 4(h)(II) or (III) hereof. Prior to the issuance of any new series of Preferred Stock (a) the Board of Directors shall designate the number of shares and the series of Preferred Stock to be issued in accordance with this Section 4(k) at that time and (b) the Corporation shall file all certificates and take all actions necessary to effectuate the foregoing. Any holder of Series A Preferred Stock whose shares are automatically converted pursuant to this Section 4(k) into shares of a new series of Preferred Stock shall surrender the certificate or certificates representing the Series A Preferred Stock so converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Series A Preferred Stock by the Corporation, or shall deliver an Affidavit of Loss with respect to such certificates. Upon surrender of a certificate representing Series A Preferred Stock for conversion under this Section 4(k), the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of the new series of Preferred Stock to which such holder shall be entitled upon such automatic conversion. The issuance and delivery of certificates for a new series of Preferred Stock upon conversion of Series A Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. Each share of Series A Preferred Stock converted pursuant to this
    Section 4(k) shall be canceled and retired as provided in Section 7 hereof. In the event that any Non-Participating Holder fails to surrender its certificates as provided hereunder, such certificate shall nonetheless represent only the right to receive a new series of Preferred Stock, as provided hereunder.

              (l) WAIVER. The holder or holders of not less than sixty-six and two-thirds percent (662/3%) of the outstanding Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis) may, by written notice to the Corporation, waive any adjustment to the Conversion Price required under this Section 4.

              (m) NOTICES. In each case of an adjustment or readjustment of the Conversion Price, the Corporation will furnish each holder of Series A Preferred Stock with a certificate, prepared by the chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

         5.   REDEMPTION.

              (a) At any time on or after December 4, 2001, at the election of the holders of a majority of the outstanding Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis), the Corporation shall redeem each share of Series A Preferred Stock then outstanding for a cash price (the "Redemption Price") equal to the Liquidation Preference Amount, together with each share of all other series of Preferred Stock (if any) in accordance with the terms thereof; PROVIDED, HOWEVER, that from and after December 4, 2003, the Redemption Price shall be equal to the greater of (i) the Liquidation Preference Amount or (ii) the fair market value of the Series A Preferred Stock as of the date of redemption (the "Redemption Date") as determined in accordance with Section 5(d) below.

              (b) TERMINATION OF RIGHTS. From and after the Redemption Date, unless there shall have been a default in payment or tender by the Corporation of the Redemption Price, all rights of the holders with respect to such redeemed shares of Series A Preferred Stock (except the right to receive the Redemption Price in accordance with the terms hereof upon surrender of their certificate) shall cease and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

              (c) INSUFFICIENT FUNDS. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock and all other series of Preferred Stock (if any) to be redeemed on the Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock and such other series of Preferred Stock (if any), the Corporation shall use those funds which are legally available to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock and such other series of Preferred Stock (if any), such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed at the Redemption Price together with any accrued interest thereon as provided below. If any shares of Series A Preferred Stock are not redeemed because the Corporation failed to pay or tender to pay the aggregate Redemption Price on all outstanding shares of Preferred Stock, (i) all shares which have not been redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the unpaid portion of the Redemption Price for the unredeemed portion at a per annum rate equal to twenty percent (20%) or the maximum rate of interest permitted under applicable law, whichever is less and (ii) if such Redemption Price shall remain unpaid for a period of nine (9) months, then the Board of Directors shall take all actions that it deems necessary to fund the Redemption Price, including, without limitation, the sale or liquidation of the Corporation.

              (d)  FAIR MARKET VALUE DETERMINATION.

                   (i) If the Corporation's Common Stock is publicly traded at the Redemption Date, the Fair Market Value of each share of Series A Preferred Stock shall equal the product of the number of shares of Common Stock into which each share of the Series A Preferred Stock may then be converted MULTIPLIED by the average closing price for the Corporation's Common Stock for the thirty (30) trading days immediately preceding the Redemption Date.

                   (ii) If the Corporation's Common Stock is not publicly traded on the Redemption Date, the Fair Market Value shall be determined in accordance with the following provisions. Within fifteen (15) days after the redemption election by the holders of Preferred Stock pursuant to Section 5(a), the Corporation shall deliver to each holder of Series A Preferred Stock its estimate of the Fair Market Value of the Series A Preferred Stock and an estimate of the fair market value of all other shares of Preferred Stock (if any) to be redeemed. If the holders of sixty-six and two-thirds percent (662/3%) of the outstanding shares of the Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis) do not object in writing to the Corporation's estimate of the Fair Market Value of any series of Preferred Stock within fifteen (15) days after receipt of the Corporation's written notice thereof, such estimate shall be the Fair Market Value for purposes of determining the Redemption Price of the Series A Preferred Stock. If the holders of sixty-six and two-thirds percent (662/3%) of the outstanding shares of the Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis) do timely object to the Corporation's estimate of Fair Market Value, the Corporation and such holders shall seek for a ten-day period thereafter to negotiate the Fair Market Value in good faith. If the Corporation and the holders of sixty-six and two-thirds percent (662/3%) of the outstanding shares of the Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis) are unable to agree upon such Fair Market Value by the end of such period, each of the Corporation and the holders (acting at the direction of a majority of the outstanding shares of Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis)) shall, within ten (10) days thereafter, select an unaffiliated investment banking firm of nationally recognized standing in the telecommunications industry to appraise the Fair Market Value of the Series A Preferred Stock. Each such firm will deliver its appraisal of the Fair Market Value within fifteen (15) days thereafter, and if the lower appraisal is at least ninety percent (90%) of the higher appraisal, the arithmetic mean of the two shall be the Fair Market Value. If the two appraisals vary by more than ten percent (10%), the two firms shall promptly select a third investment banking firm of nationally recognized standing in the telecommunications industry. Such third firm shall, within ten (10) days thereafter, deliver its appraisal of the Fair Market Value of the Series A Preferred Stock, the two appraisals which are closest together in value shall be averaged and such amount shall be the Fair Market Value for purposes of determining the Redemption Price.

                   (iii) When determining the Fair Market Value of the Series A Preferred Stock, the appraisers shall consider, among other factors, book value, replacement value, comparable public company valuations, earnings, the value of future cash flows of the Corpo-ration and its subsidiaries as an on-going enterprise and the sale of various combinations of the individual assets of the Corporation and its subsidiaries as well as a sale of the Corporation and its subsidiaries as a whole, choosing the manner of sale which maximizes the aggregate value of the assets being sold, and shall make no deduction, discount or other subtraction whatsoever for the possible minority status of any such holder or for any lack of marketability of any shares of stock held by such holder or any restrictions on transfer thereof. All costs of the appraisals under this Section 5(d) shall be borne by the Corporation.

         6. RESTRICTIONS AND LIMITATIONS. So long as the Series A Preferred Stock remains outstanding, the Corporation shall not without the affirmative vote or written consent of the holders of a majority of the then outstanding shares of the Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis), or such higher percentage as is set forth below (adjusted appropriately for stock splits, stock dividends and the like):

                   (i) Authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series A Preferred Stock as to liquidation preferences, redemptions or dividend rights or with any special voting rights (other than with respect to issuances of any other series of Preferred Stock);

                   (ii) Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any new or additional indebtedness or liability (except to the extent expressly permitted under the Stock Purchase Agreement dated as of December 4, 1996 among the Company and the other parties identified on the signature pages thereto (the "Stock Purchase Agreement"));

                   (iii) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock or of any other class of capital stock of the Corporation or any of the Corporation's outstanding options, warrants or convertible or exchangeable securities, except for repurchases of shares of Common Stock at cost by the Corporation under employee stock plans and programs approved by the Board of Directors;

                   (iv) Enter into any transaction or agreement with any officer, director or stockholder of the Corporation or any wholly- or partially-owned subsidiary of the Corporation, or any entity that controls, is controlled by or under common control with, the Corporation, except for any transaction or agreement on terms no less favorable to the Corporation than would be available in a bona fide arm's-length transaction with a non-affiliated person or entity and which has been approved by the Audit Committee of the Board of Directors of the Corporation;

                   (v) Authorize any merger or consolidation of the Corporation with or into any other corporation, partnership or entity (with the result that less than a majority of the outstanding voting power of the surviving corporation is held by persons who were stockholders of the Corporation immediately prior to such event) or permit the sale of all or any material portion of the capital stock or assets of the Company (other than sales in the ordinary course of business and consistent with past practices);

                   (vi) Authorize or permit the bankruptcy, reorganization, liquidation, dissolution or winding up of the Corporation without the vote or affirmative written consent of holders of sixty-six and two-thirds percent (662/3%) of the outstanding shares of Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis);

                   (vii) Amend the charter documents of the Corporation so as to adversely effect the rights of the holders of Series A Preferred Stock with respect to dividends, liquidation preferences or redemption without the vote or affirmative written consent of holders of eighty percent (80%) of the outstanding shares of Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis) or, amend the charter documents or by-laws of the Corporation in any manner that adversely affects any other preferences, powers, rights or privileges of the holders of Series A Preferred Stock without the vote or affirmative written consent of holders of at least sixty-six and two-thirds percent (662/3%) of the outstanding Shares of Preferred Stock (with all series of Preferred Stock voting together as a single class, on an as-converted basis); or

                   (viii) Increase or decrease (other than by conversion as permitted hereby) the total number of authorized shares of Preferred Stock.

         7. NO REISSUANCE OF SERIES A PREFERRED STOCK. No share or shares of the Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion (including, without limitation, conversion of Series A Preferred Stock into Undesignated Preferred Stock under Section 4(k) hereof) or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

         8. NOTICES OF RECORD DATE. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Preferred Stock and Common Stock (or other securities) shall be entitled to exchange their shares of Preferred Stock and Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

    Section 9. OTHER RIGHTS. Except as otherwise provided in the charter documents of the Corporation, as amended, shares of Series A Preferred Stock and shares of Common Stock shall be identical in all respects (each share of Series A Preferred Stock having equivalent rights to the maximum number of shares of Common Stock into which it is then convertible), shall have the same powers, preferences and rights, without preference of any such class or share over any other such class or share, and shall be treated as a single class of stock for all purposes.

    Section 10.    MISCELLANEOUS.

              (a) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of delivery thereof by hand delivery, by courier, or by standard form of telecommunication, addressed: (i) if to the Corporation, to its principal executive office (Attention: President) and to the transfer agent, if any, for the Series A Preferred Stock or other agent of the Corporation designated as permitted hereby, (ii) if to any holder of the Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Preferred Stock or Common Stock, as the case may be) or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

         (b) The Corporation may appoint, and from time to time discharge and change, a transfer agent of the Series A Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by hand delivery, by courier, by standard form of telecommunication or by first class mail (postage prepaid), to each holder of record of Series A Preferred Stock.

         C. ADDITIONAL SERIES OF CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK. The Board of Directors is hereby authorized to designate and issue additional series of Preferred Stock in accordance with Section 4(k) of Subpart IIB above. The terms of such additional series of Preferred Stock shall be identical to the terms of the Series A Preferred Stock at the time of such designation, except that (i) each additional series of Preferred Stock shall not have provisions similar to Section 4(h)(2) of Subpart IIB above and (ii) the Board of Directors shall designate the conversion price for such additional series of Preferred Stock.

                                  III.  COMMON STOCK

         Except as otherwise provided in this Part III or as otherwise required by applicable law, all shares of Class A Common and Class B Common shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein.

         Section 1.     VOTING RIGHTS.

         Except as otherwise provided in this Part III or as otherwise required by applicable law, the holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, and the holders of Class B Common shall have no right to vote on any matters to be voted on by the Corporation's stockholders; provided that the holders of the Class B Common shall have the right to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization, in which shares of Class B Common would receive or be exchanged for consideration different on a per share basis from the consideration received with respect to or in exchange for shares of Class A Common or would otherwise be treated differently from shares of Class A Common, except that shares of Class B Common may, without such a separate class vote, receive or be exchanged for non-voting securities (except as otherwise required by law) which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or in exchange for the Class A Common so long as (i) such non-voting securities are convertible into voting securities on the same terms as the Class B Common is convertible into Class A Common and (ii) all other consideration is equal on a per share basis.

         Section 2.     DIVIDENDS.

         As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common and the holders of Class B Common shall be entitled to receive such dividends pro rata at the same rate per share of each class of Common Stock; provided that (i) if dividends are declared or paid in shares of Class A Common or Class B Common, the dividends payable in shares of Class A Common shall be payable to holders of Class A Common and the dividends payable in shares of Class B common shall be payable to holders of Class A Common and
(ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Class B Common, at such holder's request, dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities and which are convertible into such voting securities on the same terms as the Class B Common is convertible into the Class A Common.

         Section 3.     LIQUIDATION.

         The holders of the Class A Common and the holders of the Class B Common shall be entitled to participate pro rata at the same rate per share of each class of Common Stock in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation.


         Section 4.     CONVERSION.

         4A.  CONVERSION OF CLASS B COMMON

         (i) In connection with the occurrence (or the expected occurrence an described in (iii) below) of any Conversion Event, each holder of Class B Common shall be entitled to convert into an equal number of shares of Class A Common any or all of the shares of such holders Class B Common being (or expected to be) distributed, disposed of or sold in connection with such Conversion Event.

         (ii) For purposes of this paragraph 4A, a "Conversion Event" shall mean (a) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (b) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the "1934 Act"), if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors (provided that such sale has been approved by the corporation's Board of Directors or a committee thereof), (c) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Class B Common being converted and disposed of in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the corporation's directors, (d) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934
Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation, and (e) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the 1934 Act) in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving Corporation's directors (provided that the transaction has been approved by the Corporation's Board of Directors or a committee thereof). For purposes of this paragraph 4A, a "person" shall include any natural person and any Corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization.

         (iii) Each holder of Class B Common shall be entitled to convert shares of Class B Common in connection with any conversion Event if such holder reasonably believes that such Conversion Event shall be consummated, and a written request for conversion from any holder of Class B Common to the Corporation stating such holder's reasonable belief that a Conversion Event shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to participate in such Conversion Event. The Corporation shall not cancel the shares of Class B Common so converted before the tenth day following such Conversion Event and shall reserve such shares until such tenth day for reissuance in compliance with the next sentence. If any shares of Class B Common are converted into shares of Class A Common in connection with a Conversion Event and such shares of Class A Common are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Class A Common shall be promptly exchanged back into the same number of shares of Class B Common.

         (iv) Notwithstanding any other provision hereof, in the event that the initial holder of the Class B Common is licensed by the U.S. Small Business Administration as a Small Business Investment Company (an "SBIC") on or before September 1, 1996, then such initial holder shall be entitled to convert the Class B Common held by such holder into Class A Common within 3 months after the date such license is effective, and in the event that any entity controlling, controlled by or under common control with such initial holder is licensed as an SBIC on or before September 1, 1996, then any Class B Common held by such affiliate of the initial holder will be convertible into Class A Common within 3 months after the date such license is effective.

         4B.  CONVERSION PROCEDURE.

         (i) Unless otherwise provided in connection with a Conversion Event, each conversion of shares of Class B Common into shares of Class A Common shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by



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

the holder of such Class B Common stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Common represented by such certificate or certificates into Class A Common. Unless otherwise provided in connection with a Conversion Event, each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Common as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common represented thereby.

         (ii) Promptly after the surrender of certificates and the receipt of such written notice, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions (a) the certificate or certificates for the Class A Common issuable upon such conversion and (b) a certificate representing any Class B Common which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

         (iii) The issuance of certificates for Class A Common upon conversion of Class B Common shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the in connection with such conversion and the related issuance of Class A Common.

         (iv) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common, solely for the purpose of issuance upon the conversion of the Class B Common, such number of shares of Class A Common issuable upon the conversion of all outstanding Class B Common. All shares of Class A Common which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common may be listed (except for official notice of issuance which shall be immediately transmitted by the Corporation upon issuance).

         (v) The Corporation shall not close its books against the transfer of Class B Common or of Class A Common issued or issuable upon conversion of Class B Common in any manner which




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

would interfere with the timely conversion of Class B Common. The Corporation shall assist and cooperate with any holder of Class B Common required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Class B Common hereunder (including, without limitation, making any filings required to be made by the Corporation).

         4C. STOCK SPLITS. If the Corporation in any manner subdivides or combines the outstanding shares of one Class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

         Section 5.     AMENDMENT AND WAIVER.

         No amendment or waiver of any provision of this Part III shall be effective without the prior approval of (i) the holders of a majority of the then outstanding shares of Class B Common voting as a separate class and (ii) the holders of a majority of the then outstanding shares of Class A Common voting as a separate class."

         THIRD: that the Board of Directors of the Corporation has declared that such amendment is advisable and that the capital of the Corporation will not be reduced under, or by reason of, the foregoing amendment.

         FOURTH: that by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted proposing and recommending the adoption of the foregoing amendment to the Restated Certificate of Incorporation. Thereafter, by written consent of a majority of the holders of the outstanding Common Stock of the Corporation, said amendment was approved and adopted.





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

         IN WITNESS WHEREOF, TELETRAC, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Steven D. Scheiwe, its Secretary, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is his act and deed, this fourth day of December, 1996.

                                  TELETRAC, INC.



                                   By
                                    --------------------------------
                                      Secretary
















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